Exhibit (d)(24)

March 28, 2023

Mr. David L. Sokol

2400 Del Lago Drive

Fort Lauderdale, FL 33316

Re:	Letter Agreement re: Rollover and Contribution Agreement, dated as of October 31, 2022

Dear Mr. Sokol:

Reference is made to that certain Rollover and Contribution Agreement, dated as of October 31, 2022 (as amended, the “Rollover Agreement”), by and between you and Poseidon Acquisition Corp., a Marshall Islands company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Rollover Agreement.

The parties are entering into this letter agreement (this “Agreement”) to amend, in part, the Rollover Agreement, and in furtherance thereof, each party agrees as follows:

1.    The 4,000,000 Company Restricted Shares that are subject to that certain March 28, 2022 Stock Grant Agreement, by and between Holder and the Company, shall be deemed to be, and at all times to have been, included within the Holder’s Rollover Equity and Rollover Shares.

2.    Except as expressly set forth above, the Rollover Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

POSEIDON ACQUISITION CORP.

By:	/s/ David L. Sokol
Name:	David L. Sokol
Title:	Chairman

HOLDER

/s/ David L. Sokol
David L. Sokol

[Signature Page – Rollover Agreement Letter Agreement (David Sokol)]